Exhibit 4.4
AMENDMENT TO THE
COLLECTIVE BRANDS PUERTO RICO PROFIT SHARING PLAN
               WHEREAS, Collective Brands, Inc. and certain of its subsidiaries (the “Company”) previously adopted the Collective Brands Puerto Rico Profit Sharing Plan (the “Plan”); and
               WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 18.01 thereof; and
               WHEREAS, effective August 15, 2011, the Company desires to amend the Plan to change the eligibility requirements to participate, change the definition of vesting service, permit the Plan Administrator to limit future contributions a Member may invest into the Company Stock Fund and;
               NOW, THEREFORE, effective as of August 15, 2011 or as soon thereafter as administratively feasible, the Plan is amended as following:
     1. Section 1.11 is amended as follows:
     Committee means the Collective Brands Retirement and Investment Committee comprised of three or more members as determined and appointed from time to time by the Board.
     2. Section 1.12 is amended as follows:
     Company means Collective Brands, Inc., a Delaware corporation, and any other organization which may be a successor to it.
     3. Section 1.25 is amended as follows:
     Member means any person included in the membership of this Plan as provided in Section 2. A person shall cease to be a Member when he
(i)	has ceased to be employed by the Employer, and

(ii)	has no undistributed account balances under the Plan.
     4. Section 1.52 is amended as follows:
               Vesting Service for purposes of determining a Member’s vested interest under Section 6.07, prior to January 1, 2012, is based on “elapsed time” and is to be determined in accordance with the following definitions:
               (a) “Employment Commencement Date” means the date upon which an Associate first performs an Hour of Service.

               (b) “Hour of Service” means an hour for which an Associate is paid or entitled to payment for the performance of duties for the Employer or any other member of the Group.
               (c) “Period of Service” means a period beginning on the Associate’s Employment Commencement Date (or Reemployment Commencement Date, as the case may be) and ending on his Severance from Service Date.
               (d) “Severance from Service Date” means the earlier to occur of:
              (i) the last date upon which an Associate terminates employment with the Employer or any other member of the Group (either voluntarily or involuntarily), retires or dies; or
              (ii) the first anniversary of the date upon which the Associate was first absent from service with the Employer (with or without pay) for any other reason (i.e., vacation, sickness, disability, leave of absence or layoff).
Notwithstanding the foregoing, the Severance from Service Date of an Associate who is absent from service with the Employer beyond the first anniversary of the first day of such absence on account of maternity or paternity (as described in ERISA Sections 202(b)(5)(A) or 203(b)(3)(E)) shall be the second anniversary of the first day of such absence; and the period of time between such first and second anniversaries shall not be treated as a Period of Service or as a Period of Severance.
               (e) “Period of Severance” means a period beginning on an Associate’s Severance from Service Date and ending upon the Associate’s Reemployment Commencement Date.
               (f) “Reemployment Commencement Date” means the first date, following a Severance from Service Date, upon which the Associate performs an Hour of Service for the Employer or any other member of the Group.
               (g) “Service Spanning Rules” In determining whether or not an Associate has completed a twelve month Period of Service for purposes of vesting, the following Periods of Severance shall be treated as Periods of Service:
              (i) If an Associate terminates employment with the Employer (either voluntarily or involuntarily) or retires, and then performs an Hour of Service within the twelve month period beginning on the Severance from Service Date, such Period of Severance shall be treated as a Period of Service; and
              (ii) If an Associate terminates employment with the Employer (either voluntarily or involuntarily) or retires during an absence from service of twelve months or less for any reason other than a termination or retirement, and then performs an Hour of Service within a period of twelve months from the date the Employee was first absent from service, the Period of Severance shall be treated as a Period of Service.
          Effective with respect to each Associate who performs a Hour of Service on or after January 1, 2012, subject to Section 6.07(c), an Associate shall accrue one year of Vesting Service for each Plan Year on or after January 1, 2012, during which he completes 1,000 Hours of Service.
     5. Section 2.01 is amended as follows:
(a) Each Associate who on August 14, 2011 was a Member of or is eligible to be a Member of the Plan shall continue to be a Member of this Plan entitled to make Member Contributions pursuant to Section 4 and eligible to share in Company Contributions pursuant to Section 3.
(b) On or after August 15, 2011, each other Associate shall be eligible to become a Member of the Plan when the Associate attains age 21 and meets such other eligibility criteria for Part-Time and Full-Time Associates set forth below. Once determined eligible, membership commences as of the first day of the month coincident with or following the date the Associate has met the applicable eligibility requirements. Such Associate shall be eligible:
(i)	to make Member Contributions pursuant to Section 4;

(ii)	to share in Company Matching Contributions pursuant to Section 3.02;

(iii)	to share in Company Profit Sharing Contributions, if any, pursuant to Section 3.01.
Effective August 15, 2011, a Full-Time Associate or Part-Time Associate shall be eligible to make Member Contributions pursuant to Section 4 as of the first day of the month coincident with or following the date he becomes an Associate and has attained age 21. In addition, a Full-Time Associate or Part-Time Associate shall be eligible to receive a Company Matching Contribution if he satisfies the requirements of Section 3.03.
Notwithstanding the foregoing, effective January 1, 2006, a Full Time Associate shall be eligible to make Member Contributions pursuant to Section 4 as of the first day of the month coincident with or following the date he has completed 60 days of employment with the Employer and attained age 21. Further, a Full-Time Associate shall be eligible to receive a Company Matching Contribution coincident with or following the date he has completed 180 days of service with the Company and satisfied the requirements of Section 3.03. For the purpose of the preceding sentence, a “Full Time Associate” is an Associate classified on the Employer’s records as a Full Time Associate. In many locations, this means the Associate is normally scheduled to work 32 or more hours per week. However, the Associate’s classification on the Employer’s records, and not the actual number of hours worked in any period, determines Full Time status. Effective January 1, 2007, a Part Time Associate shall be eligible to make Member contributions pursuant to Section 4 as of the first day of the month coincident with or following the date he has completed one full year of employment. Prior to the effective date of January 1, 2007, Part Time Associates must have completed one full Year of Service to be eligible to make Member Contributions. Part Time Associates must complete one full year of employment and satisfy the requirements under Section 3.03 to be eligible to receive a Company Matching Contribution.
               (c) Each Member shall be deemed to have elected to make a three percent (3%) Before-Tax Contribution pursuant to Section 4.01(b), commencing with the paycheck issued with respect to the first payroll period beginning on or after the first day of the month coincident with or following the date he met the foregoing eligibility requirements and, effective August 15, 2011, the date he has completed 180 days of such employment and attained age 21. Notwithstanding this “deemed” election, an Associate or Member may elect pursuant to procedures established by the Committee to not make, or to suspend making, said three percent (3%) automatic Before-Tax Contribution, or pursuant to Section 4.01(a) or (b) to make an After-Tax or a Before-Tax Contribution of an amount other than three percent (3%).
               (d) Only Associates employed by the Company’s Puerto Rican subsidiaries are eligible for membership hereunder. Any other Associate who has Accounts in this Plan, such Accounts shall continue to be revalued as of each succeeding Valuation Date pursuant to Section 6.04.
6. Section 3.02 is amended as follows:
Amount of Company Matching Contribution. The Company shall, in its sole and absolute discretion, contribute to the Trust, as of the end of each Plan year, a total combined amount as to this Plan and the Collective Brands 401(k) Profit Sharing Plan equaling up to 2 1/2 % of its Net Profits, in the form of a Company Matching Contribution. Such Company Matching Contribution may be made by an Employer, rather than by the Company, as to that Employer’s participating Associates. The total amount of such contribution shall be allocated in proportion to the amount that each member’s Contributions under Sections 4.01(a) and 4.01(b) for such Plan Year, up to a total of 5% of such Member’s Pay for such Plan Year, bears to the total amount of all Member Contributions up to 5% of such Member’s Pay for such Plan Year. Such Company Matching Contribution shall be determined and paid to the Trustee as soon as practicable after the close of each Fiscal Year. Notwithstanding any of the above, for Plan Year 2009, and pursuant to Section 3.03 below, any Member whose employment terminates during the period beginning on January 1, 2009 and ending on February 25, 2009 during the 2009 Plan Year by reason of Retirement, death or Disability, shall be entitled to a minimum guaranteed Company Matching Contribution of $.25 per $1.00 of Member Contributions up to 5% of Pay in accordance with the Plan terms then in effect.
7. Amend Section 4.01(a) as follows:
After-Tax Contributions. Subject to any limitations set forth in the PR Code from time to time, each Member may designate, pursuant to procedures established by the

Company, and contribute to the Plan an amount equal to not less than 1% nor more than 15% (in whole percentage points) of his Pay as he shall have designated pursuant to procedures established by the Company (which may establish lower permissible After-Tax Contributions for Highly Compensated Employees); provided, however, that any Before-Tax Contributions made on behalf of the Member shall reduce by the percentage which he elects to have contributed pursuant to Section 4.01(b)(i), the percentage of Pay that the Member may contribute pursuant to this Section 4.01(a). Notwithstanding any provision in the Plan to the contrary, in no event may After-Tax Contributions exceed 10% of the Members accumulated Pay since he or she became a Member in the Plan without taking into consideration any Member’s After-Tax Contribution subject to Company Matching Contributions.
8. Amend Section 4.01(b)(ii) as follows:
Pursuant to Section 2.01(c), each eligible Member who has satisfied the requirements of such section shall be deemed to have elected to make a three percent (3%) Before-Tax Contribution, unless the Member elects otherwise in accordance with procedures established by the Committee.
9. Amend Section 5.01(a) as follows:
There shall be established as part of the Trust Fund a reasonable range of investment options. The Committee may from time to time, in its discretion, change, delete or add Investment Funds available within the Trust Fund; provided that unless and until the Plan is amended accordingly, the Plan shall provide a Collective Brands Common Stock Fund as an investment option.
10. Amend Section 5.02 as follows:
               (a) A Member may elect that his Member Contributions for each Payroll period be invested in 1% increments totaling 100% in one or more of the Investment Funds. Such election must be made pursuant to procedures prescribed by the Committee. Such election shall be effective until and unless a Member makes a different election for any period, but only as provided for under Subsection 5.02(b) and Subsection 5.02(c). If the Member fails to file a timely initial investment election, he shall be deemed to have elected to have 100% of his Member Contributions and his Company Profit Sharing Contributions invested in the qualified default investment arrangement as may be determined by the Committee. Until such time as the Committee determines otherwise and so notifies Members, a Member’s share of any Company Contributions, when allocated as of Plan Year-end, shall be invested in the same Investment Funds in the same proportions as the Member has elected in connection with investment of his Member Contributions at the time the Company Contribution is contributed to the Trust. Notwithstanding the preceding, effective September 1, 2011, or as soon thereafter as administratively feasible, the amount of future contributions that a Member may elect pursuant to this Subsection 5.02(a) to be invested in the Collective Brands Common Stock Fund shall be limited to 20% of such contributions.

               (b) A Member may change his election with respect to future Member and Company Contributions effective pursuant to procedures prescribed by the Committee, and may not change his election in any other manner except as provided in Subsections 5.02(a) and 5.02(c).
               (c) Subject to 5.02(a), effective as of the date determined by the Committee and pursuant to procedures prescribed by the Committee, a Member may elect to have any or all of the value in any of the Investment Funds which are credited to his Member and/or Company Accounts transferred and invested in any one or more of the Investment Funds.
               (d) Notwithstanding this Section 5.02, effective March 20, 2000, during the black out period as determined by the Committee and the Trustee established to change to daily valuation or a change in recordkeepers, no investment transfers or changes may be made by a Member unless provided in Section 6.06. Notwithstanding anything to the contrary, no loans, withdrawals or distributions shall be made during any such blackout period except as provided by the Committee.
     11. Amend Section 6.06 as follows:
          Shares of Collective Brands, Inc. (“Collective Brands Stock”) in the Collective Brands Common Stock Fund.
               (a) Each Member (or beneficiary of a deceased Member) who has Accounts invested in the Collective Brands Common Stock Fund shall, as a named fiduciary within the meaning of Section 403(a)(1) of ERISA, have the right to direct the Trustee with respect to the vote of the number of shares of Collective Brands Stock attributable to Units credited to him in the Collective Brands Common Stock Fund as of the latest practicable Valuation Date prior to or contemporaneous with the record date set by the Company for each meeting of shareowners of the Company. For such purpose the Trustee shall furnish to each such Member prior to each such meeting the proxy statement for such meeting, together with a form to be returned to the Trustee on which may be set forth the Member’s instructions as to the manner of voting such shares of stock. Upon receipt of such instructions, the Trustee shall vote such shares in accordance therewith. If Member’s instructions are not received by the Trustee in a timely manner, the Trustee shall vote such Member’s shares in the same proportion as the shares of Common Stock for which instructions were actually received from Members. The Trustee shall not divulge the instructions of any Member.
               (b) Each Member (or beneficiary of a deceased Member) who has Accounts invested in the Collective Brands Common Stock Fund shall, as a named fiduciary within the meaning of Section 403(a)(1) of ERISA, have the right with respect to the number of shares of Collective Brands Stock attributable to Units credited to him in the Collective Brands Common Stock Fund as of the latest practicable Valuation Date, to direct the Trustee in writing as to the manner in which to respond to a tender or exchange offer with respect to Collective Brands Stock, and the Trustee shall respond in accordance with the instructions so received. The Trustee shall utilize its best efforts to timely distribute or cause to be distributed to each Member such information as will be distributed to shareowners of the Company in connection with any such tender or exchange offer, together with a form requesting instructions on whether or not such shares will be tendered or exchanged. If the Trustee shall not receive timely direction from a Member as to the manner in which to respond to such a tender or exchange offer, the Trustee shall not tender or exchange any shares of Collective Brands Stock with respect to which such Member has the right of direction. Tenders as a result of a self-tender offer by the Company shall continue notwithstanding any investment change blackout. The Trustee shall not divulge the instructions of any member. The proceeds from the tender or exchange of shares attributable to Units in Collective Brands Common Stock Investment Fund accounts of Members shall be transferred to one of the Investment Funds described in Section 5.01 and pursuant to a procedure established by the Committee.
     12. Amend Section 6.07(c) and (d) as follows:
               (c) Determination of Vesting Service. For purposes of determining a Member’s Vested Interest in his Company Contributions Account(s) under subsection (a) above, a Member shall be credited with that number of years of Vesting Service determined by adding together all of the Associate’s Periods of Service, whether or not consecutive, prior to January 1, 2012 plus his years of Vesting Service completed on and after January 1, 2012 determined in accordance with Section 1.52. Notwithstanding the foregoing, Vesting Service shall not include any Period of Service or Hours of Service before the Plan Year in which an Associate attains age eighteen (18). Only whole years of service shall be taken into account for purposes of applying the schedule set forth in subsection (a) above, and, for purposes of determining a Member’s number of whole years of service, non-successive Periods of Service prior to January 1, 2012 must be aggregated, with 365 days of service being deemed to constitute one year. For purposes of determining a Member’s Period of Service, prior to January 1, 2012, the Service Spanning rules described in Section 1.52(g) shall apply.
               (d) Forfeiture Break in Service. For purposes of this Section 6.07, prior to January 1, 2012, a “Break in Service” is a Period of Severance of at least 365 consecutive days. Effective January 1, 2012, a “Break in Service” is a Plan Year in which a person completes 500 or fewer Hours of Service. A “Forfeiture Break in Service” occurs when a Member of former Member incurs 5 consecutive Breaks in Service.

     13. Amend section 10.02 as follows:
Form of Payment. All distributions shall be made in the form of cash, except that distributions form the Collective Brands Common Stock Fund shall be made in the form of full shares of Collective Brands Common Stock, as applicable (with payment in cash for a fraction of a share) or in cash if elected by the Member of Beneficiary. The rights extended to a Member hereunder shall also apply to any Beneficiary or alternate payee of such Member.
     14. Amend section 12.03(i) as follows:
               Loans will be taken and repaid from and to the Investment Funds on a pro rata basis, except in the case the Member is subject to Section 16 of the Securities Exchange Act of 1934 or has been designated as a “Designated Insider,” in which case such Member’s loan will be taken first from such Member’s Investment Funds other than the Collective Brands Common Stock Fund.
     15. Amend Section 14.02(b) as follows:
               (b) Authority with respect to the Investment Funds of the Plan has been delegated to the Trustee in accordance with Sections 5.01(c) (Investment Funds), 6.06 (shares of Collective Brands, Inc. (“Collective Brands Stock”) in the Collective Brands Common Stock Fund), 7.01 (Administrative Expenses) and 15 (Management of the Trust Fund).
          Except to conform to this amendment, no other provision of the Plan, as amended, is made by this amendment.
               IN WITNESS WHEREOF, the Company has executed this amendment as of this _____ day of _____ , 2011.

COLLECTIVE BRANDS, INC.
By:

PAYLESS SHOESOURCE OF PUERTO RICO, INC.
By: